                                              Filed Pursuant to Rule 424(b)(2)
                                              Registration No. 333-91228
PROSPECTUS SUPPLEMENT
                                       (TO PROSPECTUS DATED SEPTEMBER 12, 2002)
--------------------------------------------------------------------------------

                                 $400,000,000

[LOGO] DOW

                           The Dow Chemical Company
                               5% Notes due 2007

                               -----------------

..  We are offering $400,000,000 aggregate principal amount of our 5% Notes due
   2007. We will pay interest on the notes semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2003. The notes will mature on November 15, 2007. The notes are not redeemable prior to maturity except under the circumstances described under "Description of Notes--Redemption for Tax Reasons."

.. The notes will be part of our general unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured obligations.

..  We will apply to list the notes on the Luxembourg Stock Exchange.

                                        Underwriting Proceeds, before
                        Price to Public   Discount   expenses, to Dow
           ----------------------------------------------------------
           Per Note (1)    99.766%         0.350%        99.416%
           ----------------------------------------------------------
           Total         $399,064,000    $1,400,000    $397,664,000
           ----------------------------------------------------------

--------
(1) Plus accrued interest from November 22, 2002, if settlement occurs after that date.

.. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

    We expect the notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream, Luxembourg or the Euroclear System on or about November 22, 2002.

                           Sole Book-Running Manager
                                  UBS Warburg
ABN AMRO Incorporated
                                                 Dresdner Kleinwort Wasserstein

Barclays Capital
             BNP PARIBAS
                         Commerzbank Securities
                                       Daiwa Securities SMBC Europe
                                                            RBC Capital Markets

          The date of this prospectus supplement is November 18, 2002

--------------------------------------------------------------------------------


You should rely on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Table of Contents

Prospectus Supplement

                                                                        Page
                                                                        ----
    ABOUT DOW..........................................................  S-3
    USE OF PROCEEDS....................................................  S-3
    RATIO OF EARNINGS TO FIXED CHARGES.................................  S-3
    CAPITALIZATION.....................................................  S-4
    SELECTED CONSOLIDATED FINANCIAL DATA...............................  S-5
    DIRECTORS AND MANAGEMENT...........................................  S-7
    DESCRIPTION OF NOTES...............................................  S-8
    UNITED STATES FEDERAL TAXATION..................................... S-14
    UNDERWRITING....................................................... S-19
    VALIDITY OF NOTES.................................................. S-21
    GENERAL INFORMATION................................................ S-21

    Prospectus
    ABOUT THIS PROSPECTUS..............................................    2
    THE DOW CHEMICAL COMPANY...........................................    2
    SELECTED CONSOLIDATED FINANCIAL DATA...............................    3
    RATIO OF EARNINGS TO FIXED CHARGES.................................    5
    USE OF PROCEEDS....................................................    5
    DESCRIPTION OF CAPITAL STOCK.......................................    5
    DESCRIPTION OF DEBT SECURITIES.....................................   10
    DESCRIPTION OF WARRANTS TO PURCHASE COMMON STOCK OR PREFERRED STOCK   21
    DESCRIPTION OF DEBT WARRANTS.......................................   22
    PLAN OF DISTRIBUTION...............................................   23
    LEGAL MATTERS......................................................   24
    EXPERTS............................................................   24
    WHERE YOU CAN FIND MORE INFORMATION................................   25

Unless the context indicates otherwise, the words "Dow", "we", "our", "ours" and "us" refer to The Dow Chemical Company. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.


--------------------------------------------------------------------------------
S-2

--------------------------------------------------------------------------------


This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and, having made all reasonable inquiries, confirm that to the best of our knowledge and belief there are no other facts the omission of which would make any statement contained in this prospectus supplement and the accompanying prospectus misleading.

Unless otherwise specified or the context otherwise requires, references in this prospectus supplement and accompanying prospectus to "dollars," "$" and "U.S.$" are to United States dollars.

ABOUT DOW

We are a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. We serve customers in more than 170 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. We have 208 manufacturing sites in 38 countries and supply more than 3,200 products.

We were incorporated in 1947 under Delaware law and are the successor to a Michigan corporation, of the same name, organized in 1897. Our principal executive offices are located at 2030 Dow Center, Midland, Michigan 48674, and our telephone number is 989-636-1000.

USE OF PROCEEDS

The net proceeds from the sale of notes is expected to be approximately $397.4 million. We will use the net proceeds for general corporate purposes, which may include the repayment of debt.

RATIO OF EARNINGS TO FIXED CHARGES

                                       For the nine
                                       months ended     For the year ended
                                       September 30,       December 31,
                                       ------------  ------------------------
    -----------------------------------
                                        2002   2001  2001 2000 1999 1998 1997
                                       ------  ----  ---- ---- ---- ---- ----
    Ratio of Earnings to Fixed Charges   2.0x   (a)   (b) 3.6x 4.3x 4.3x 6.1x

--------
(a) As a result of $1,454 million in pretax costs recorded for merger-related expenses and restructuring, earnings for the nine months ended September 30, 2001 were inadequate to cover fixed charges, with a deficiency of $626.6 million.

(b) As a result of $1,487 million in pretax costs recorded for merger-related expenses and restructuring, earnings for the year ended December 31, 2001 were inadequate to cover fixed charges, with a deficiency of $582 million.

For the purpose of these ratios, earnings consist of income before (1) income taxes, (2) minority interests, (3) extraordinary items, (4) cumulative effect of changes in accounting principles, (5) amortization of capitalized interest and (6) fixed charges (adjusted to exclude capitalized interest) and after adjustment for unremitted earnings of 20% to 50% owned companies. Fixed charges consist of interest on all indebtedness, amortization of capitalized debt costs, discount or premium and a portion of rentals deemed to represent an interest factor. The ratios of earnings to fixed charges give retroactive effect to the February 6, 2001 merger of Union Carbide Corporation with a subsidiary of Dow, resulting in Union Carbide becoming a wholly owned subsidiary of Dow (the "Union Carbide merger").


--------------------------------------------------------------------------------
                                                                            S-3

--------------------------------------------------------------------------------


CAPITALIZATION

The following table sets forth as of September 30, 2002, our short-term debt and long-term debt and stockholders' equity. The table should be read in conjunction with our financial statements, the notes to our financial statements, and the other financial data included in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                                                     As of
                                                                               September 30, 2002
                                                                               ----------------
                                                                                            As
                                                                                Actual   Adjusted
-------------------------------------------------------------------------------------------------
                                                                                 (in millions)
Short-term debt(1)............................................................ $ 1,628   $ 1,628

                                                                               =======   =======
Long-term debt:
 Notes issued hereby.......................................................... $    --   $   400
 Other long-term debt.........................................................  10,360    10,360

                                                                               -------   -------
   Total long-term debt.......................................................  10,360    10,760

                                                                               -------   -------
Stockholders' equity:
 Common stock (authorized 1,500,000,000 shares of $2.50 par value each; issued
   981,377,562)...............................................................   2,453     2,453
 Additional paid-in capital...................................................      --        --
 Unearned ESOP shares.........................................................     (86)      (86)
 Retained earnings............................................................  10,654    10,654
 Accumulated other comprehensive loss.........................................  (1,016)   (1,016)
 Treasury stock at cost (70,270,027 shares)...................................  (2,233)   (2,233)
                                                                               -------   -------
   Net stockholders' equity...................................................   9,772     9,772

                                                                               -------   -------
       Total long-term debt and stockholders' equity.......................... $20,132   $20,532

                                                                               =======   =======

--------
(1) Includes current portion of long-term debt of $725 million.

Since September 30, 2002, we have issued, or have agreed to issue, approximately $165.1 million of our InterNotes at varying interest rates and maturities, $500 million of our 5.75% Notes due 2009 and $110 million of our 5.161% Notes due 2007. Except as disclosed herein, there has been no material change in our consolidated capitalization since September 30, 2002.


--------------------------------------------------------------------------------
S-4

--------------------------------------------------------------------------------


SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data for each of the years ended December 31, 2001, 2000, 1999 and 1998 have been derived from our audited consolidated financial statements. The selected consolidated financial data for the year ended December 31, 1997 and the nine months ended September 30, 2002 and 2001 have been derived from our unaudited consolidated financial statements. The selected consolidated financial data for the nine months ended September 30, 2002 and 2001 reflect all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. The consolidated financial data have been prepared to give retroactive effect to the Union Carbide merger and include the combined accounts of Dow and Union Carbide for all periods presented. This data should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information."

                                                                For the nine
                                                                months ended
                                                               September 30,        For the years ended December 31,
                                                              ---------------  -----------------------------------------
                                                               2002     2001     2001    2000     1999    1998     1997
-------------------------------------------------------------------------------------------------------------------------
                                                                        (in millions, except per share amounts)
Income statement data:
Net sales.................................................... $20,520 $21,459  $27,805  $29,534 $25,859  $25,101 $27,476
   Cost of sales.............................................  17,319  18,232   23,652   24,131  20,300   19,395  20,750
   Research and development expenses.........................     784     804    1,072    1,119   1,075    1,026     990
   Selling, general and administrative expenses..............   1,185   1,341    1,765    1,825   1,776    1,964   2,168
   Amortization of intangibles...............................      49     118      178      139     160      106      80
   Purchased in-process research and development charges.....      --      69       69        6       6      349      --
   Special charges...........................................      --      --       --       --      94      458      --
   Merger related expenses and restructuring(1)..............      55   1,454    1,487       --      --       --      --
   Insurance company operations, pretax income...............      12      20       30       85     150      124     127
   Equity in earnings of nonconsolidated affiliates..........      42      84       29      354      95       31     211
   Sundry income--net........................................       1     384      394      352     329    1,135     446
   Interest income...........................................      43      61       85      146     132      149     195
   Interest expense and amortization of debt discount........     571     555      733      665     564      607     550
                                                              ------- -------  -------  ------- -------  ------- -------
Income (loss) before income taxes and minority interests.....     655    (565)    (613)   2,586   2,590    2,635   3,917
                                                              ------- -------  -------  ------- -------  ------- -------
   Provision (credit) for income taxes.......................     202    (200)    (228)     839     874      902   1,320
   Minority interests' share in income.......................      49      15       32       72      74       20     113
   Preferred stock dividends.................................      --      --       --       --       5        6      13
                                                              ------- -------  -------  ------- -------  ------- -------
Income (loss) before cumulative effect of changes in
 accounting principles.......................................     404    (380)    (417)   1,675   1,637    1,707   2,471
                                                              ------- -------  -------  ------- -------  ------- -------
   Cumulative effect of changes in accounting principles(2)..      67      32       32       --     (20)      --     (17)
                                                              ------- -------  -------  ------- -------  ------- -------
Net income (loss) available for common stockholders.......... $   471 $  (348) $  (385) $ 1,675 $ 1,617  $ 1,707 $ 2,454
                                                              ======= =======  =======  ======= =======  ======= =======
Depreciation................................................. $ 1,207 $ 1,174  $ 1,595  $ 1,554 $ 1,516  $ 1,559 $ 1,529
                                                              ======= =======  =======  ======= =======  ======= =======
Earnings (loss) per common share from continuing operations
 (before cumulative effect of changes in accounting
 principles)--diluted........................................ $  0.44 $ (0.42) $ (0.46) $  1.85 $  1.84  $  1.89 $  2.63
Earnings (loss) per common share--diluted.................... $  0.51 $ (0.39) $ (0.43) $  1.85 $  1.82  $  1.89 $  2.61
Dividends declared per share of Dow common stock............. $ 1.005 $  0.96  $ 1.295  $  1.16 $  1.16  $  1.16 $  1.12


--------------------------------------------------------------------------------
                                                                            S-5

--------------------------------------------------------------------------------


                                                   At
                                              September 30,             At December 31,
                                                  2002      ---------------------------------------
                                                             2001    2000    1999    1998    1997
---------------------------------------------------------------------------------------------------
                                                                  (in millions)
Balance sheet data
Total assets.................................    $36,788    $35,515 $35,991 $33,456 $31,121 $31,004
Working capital..............................      2,320      2,183   1,150   2,848   1,570   1,925
Property--gross..............................     37,394     35,890  34,852  33,333  32,844  31,052
Property--net................................     13,688     13,579  13,711  13,011  12,628  11,832
Long-term debt and redeemable preferred stock     10,360      9,266   6,613   6,941   5,890   5,703
Total debt...................................     11,988     10,883   9,450   8,708   8,099   8,145
Net stockholders' equity.....................      9,772      9,993  11,840  10,940   9,878   9,974
Capital expenditures.........................      1,086      1,587   1,808   2,176   2,328   1,953

--------
(1) In 2001, pretax costs of $1,487 million were recorded for merger-related expenses and restructuring. Pretax costs of $55 million and $1,454 million were recorded for similar charges for the nine months ended September 30, 2002 and 2001, respectively. These costs included transaction costs, employee severance, the write-down of duplicative assets and facilities and other merger-related expenses.

(2) On January 1, 2001, we recorded a cumulative transition adjustment gain of $32 million (net of related income tax of $19 million) upon adoption of Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities."

   In the first quarter of 2002, we recorded a net after-tax gain of $67 million related to the adoption of two new accounting standards, SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets."


--------------------------------------------------------------------------------
S-6

--------------------------------------------------------------------------------

DIRECTORS AND MANAGEMENT

Directors

Name                                         Principal Occupation
-----------------------------------------------------------------------------------
Arnold A. Allemang......... Executive Vice President, Operations
Jacqueline K. Barton....... Professor of Chemistry, California Institute of
                            Technology
Anthony J. Carbone......... Senior Consultant
J. Michael Cook............ Retired Chairman and Chief Executive Officer of
                            Deloitte & Touche LLP
John C. Danforth........... Partner, Bryan Cave LLP; Former U.S. Senator
Willie D. Davis............ President and Chief Executive Officer, All Pro
                            Broadcasting, Inc.
Barbara Hackman Franklin... President and Chief Executive Officer, Barbara Franklin
                            Enterprises; Former U.S. Secretary of Commerce
Michael D. Parker.......... President and Chief Executive Officer
J. Pedro Reinhard.......... Executive Vice President and Chief Financial Officer
James M. Ringler........... Vice Chairman, Illinois Tool Works, Inc.
Harold T. Shapiro.......... President Emeritus and Professor of Economics and
                            Public Affairs, Princeton University
William S. Stavropoulos.... Chairman of the Board
Paul G. Stern.............. Partner, Thayer Capital Partners

Officers
Name                                             Office Held
-----------------------------------------------------------------------------------
William S. Stavropoulos.... Chairman of the Board
Anthony J. Carbone......... Vice Chairman of the Board
Michael D. Parker.......... President and Chief Executive Officer
J. Pedro Reinhard.......... Executive Vice President and Chief Financial Officer
Arnold A. Allemang......... Executive Vice President, Operations
Richard L. Manetta......... Corporate Vice President and General Counsel
Lawrence J. Washington, Jr. Corporate Vice President, Environment, Health and
                            Safety, Human Resources and Public Affairs
Richard M. Gross........... Corporate Vice President, Research & Development
David E. Kepler II......... Corporate Vice President and Chief Information Officer
Fernando Ruiz.............. Vice President and Treasurer
Frank H. Brod.............. Vice President and Controller
Tina S. Van Dam............ Corporate Secretary
Charles J. Hahn............ Assistant Secretary
Thomas E. Moran............ Assistant Secretary
Douglas J. Anderson........ Corporate Auditor


--------------------------------------------------------------------------------
                                                                            S-7

--------------------------------------------------------------------------------


DESCRIPTION OF NOTES

General

The following description of the particular terms of the 5% Notes due 2007 offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities included in the accompanying prospectus. The notes will be issued under an indenture, dated as of April 1, 1992, as supplemented by a supplemental indenture, dated as of January 1, 1994, a second supplemental indenture, dated as of October 1, 1999, and a third supplemental indenture, dated as of May 15, 2001, between us and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as trustee. The following summary of the notes is qualified in its entirety by reference to the description of the debt securities and indenture contained in the accompanying prospectus.

The notes will mature on November 15, 2007. The notes will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The notes will be issued in fully registered form only, in denominations of $1,000 and integral multiples of that amount.

We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of debt securities under the indenture. In the event that we issue additional notes, we will make a new application to list such notes on the Luxembourg Stock Exchange.

Interest

We will pay interest on the notes at a rate of 5% per annum semiannually in arrears on May 15 and November 15 of each year, commencing May 15, 2003, to the persons in whose names the notes are registered at the close of business on May 1 or November 1, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

As used in this prospectus supplement, a business day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

The notes will not have the benefit of any sinking fund.


--------------------------------------------------------------------------------
S-8

--------------------------------------------------------------------------------

Book-entry, Delivery and Form

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of the Cede & Co., DTC's nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC, Clearstream Banking, societe anonyme, Luxembourg ("Clearstream"), or Euroclear Bank S.A./NV, as operator of the Euroclear System ("Euroclear") if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries. Clearstream's and Euroclear's depositaries will hold interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of whom, and/or their representatives, own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We make no representation as to the accuracy or completeness of such information.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream participants"). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.


--------------------------------------------------------------------------------
                                                                            S-9

--------------------------------------------------------------------------------


Distributions, to the extent received by the U.S. Depositary for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants ("Euroclear participants") and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./NV (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

In the event definitive notes are issued, we will appoint a paying agent and transfer agent in Luxembourg (the "Luxembourg Paying and Transfer Agent"). Holders of definitive notes will be able to receive payments and effect transfers at the offices of the Luxembourg Paying and Transfer Agent.

Individual certificates in respect of the notes will not be issued in exchange for the global notes, except in very limited circumstances. If DTC, Clearstream or Euroclear notifies us that it is unwilling or unable to continue as a clearing system in connection with the global notes or DTC ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from DTC, Clearstream or Euroclear or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such global notes upon delivery of such global notes for cancellation.


--------------------------------------------------------------------------------
S-10

--------------------------------------------------------------------------------


Title to book-entry interests in the global notes will pass by book-entry registration of the transfer within the records of DTC, Clearstream or Euroclear in accordance with their respective procedures. Book-entry interests in the global notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. A further description of DTC's procedures with respect to the global notes is set forth in the prospectus under "Description of Debt Securities--Global Securities". Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using the DTC's Same-Day Funds Settlement System.

Cross-market transfers between persons holding directly or indirectly through the DTC on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in the DTC in accordance with the DTC's rules on behalf of the relevant European international clearing system by its U.S. Depositary. However, a cross-market transfer will require delivery of instructions to the relevant European international clearing system, by the counterparty in such European international clearing system, in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits or any transactions of the type described above settled during subsequent securities settlement processing will be reported to the relevant Euroclear or Clearstream participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time.

Proposed EU Directive on the Taxation of Savings Income

The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of conditions being met, it is proposed that member states of the European Union will be required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a paying agent resident within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states (including possibly Luxembourg) to opt instead for a withholding system for a transitional period in relation to such payments. This directive, if adopted, may be


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conditioned on the adoption of equivalent measures in non-European Union countries with significant financial centers (such as the United States) and in dependent or associated territories of certain member states. Pending agreement on the precise text of the directive, it is difficult to say what effect, if any, the adoption of the directive would have on the notes or payments in respect thereof. Additional amounts, as described below, will not, in any event, be payable by Dow as a result of such directive.

If any such directive is implemented or any law implementing or complying with or introduced in order to conform to such directive is introduced, Dow will ensure that it maintains a paying agent in an EU Member State that will not be obliged to withhold or deduct tax pursuant to any such directive or law.

Payment of Additional Amounts

We will pay to the holder of any of the notes who is a non-United States person (as defined below) such additional amounts as may be necessary in order that every net payment in respect of the principal, premium, if any, or interest, if any, on the notes, after deduction or withholding by Dow or any paying agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in the notes to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge. The foregoing obligation to pay such additional amounts shall not apply to:

(a) any tax, assessment or other governmental charge which would not have been so imposed but for:

.. the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, or

.. such holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

(b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of the notes for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(c) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

(d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of, premium, if any, or interest, if any, on any of the notes;

(e) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of the notes who actually or constructively owns 10% or more of the total combined voting power of all classes of stock of Dow entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended;


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(f) any tax, assessment or other governmental charge imposed as a result of the failure to comply with:

.. certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding), or

.. any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

(g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, premium, if any, or interest, if any, on any of the notes, if such payment can be made without such withholding by at least one other paying agent;

(h) any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced to conform to, any such directive (see "Proposed EU Directive on the Taxation of Savings Income" above); or

(i) any combination of items (a) through (h), inclusive;

nor will such additional amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the notes to the extent a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the notes would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the notes. The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "--Payment of Additional Amounts" and under the heading "--Redemption for Tax Reasons," Dow shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

As used under this heading "--Payment of Additional Amounts" and under the headings "--Redemption for Tax Reasons" and "United States Federal Taxation--Tax Consequences to Non-United States Persons" the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "United States person" has the meaning set forth under "United States Federal Taxation--Tax Consequences to United States Persons" and "non-United States person" has the meaning set forth under "United States Federal Taxation--Tax Consequences to Non-United States Persons."

Redemption for Tax Reasons

If, as a result of:

.. any change in or amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision thereof or therein affecting taxation, which becomes effective after the date of this prospectus supplement or which proposal is made after such date,

.. any change in the official application or interpretation of such laws, including any official proposal for such a change, amendment or change in the application or interpretation of such laws, which change, amendment, application or interpretation is announced or becomes effective after the date of this prospectus supplement or which proposal is made after such date,


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                                                                           S-13

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..  any action taken by any taxing authority of the United States which action is taken or becomes generally known after the date of this prospectus supplement, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to Dow, there is, in such case, in the written opinion of independent legal counsel of recognized standing to Dow, a material increase in the probability that Dow has or may become obligated to pay additional amounts (as described above under "--Payment of Additional Amounts"), and Dow in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it, not including assignment of the notes, the notes may be redeemed, as a whole but not in part, at Dow's option at any time thereafter, upon notice to the trustee and the holders of the notes in accordance with the provisions of the indenture at a redemption price equal to 100% of the principal amount of the notes to be redeemed together with accrued interest thereon to the date fixed for redemption.

Notices

Notices to holders of the notes will be published in authorized daily newspapers in The City of New York, in London, and, so long as the notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. Any notice given pursuant to these provisions shall be deemed to have been given on the date of publication or, if published more than once, on the date first published.

Concerning the Trustee

Dow maintains banking relationships in the ordinary course of business with the trustee's affiliate, Bank One, N.A. The trustee's principal corporate trust office is located at 1 Bank One Plaza, Chicago, Illinois 60670-0126. The trustee's principal office in New York City is located at 55 Water Street, 1st Floor, Jeanette Park Entrance, New York, New York 10041.

UNITED STATES FEDERAL TAXATION

The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the notes. This summary provides general information only and is directed solely to original holders purchasing notes at the "issue price", that is, the first price to the public at which a substantial amount of the notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens or United States persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. Persons considering the purchase of notes should consult their tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.


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Tax Consequences to United States Persons

For purposes of the following discussion, "United States person" means a beneficial owner of a note that is for United States federal income tax purposes:

..  a citizen or resident of the United States,

.. a corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

.. an estate the income of which is subject to United States federal income taxation regardless of its source, or

.. a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

Payments of Interest

Interest on a note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes. A United States person that purchases a note at issuance for an amount greater than the note's stated redemption price at maturity (in this case, the note's stated principal amount) will be considered to hold the note with bond premium equal to the difference. A holder of a bond premium note may elect to reduce its taxable interest income on the note in each interest accrual period by the portion of bond premium allocable to that accrual period. The portion allocable to each interest payment or accrual is determined under Treasury regulations and is based on the holder's yield to maturity, calculated on a constant accrual basis from the date the holder acquires the note, the note's interest accrual periods and the holder's tax basis in the note. The election to amortize bond premium, once made, applies to all taxable premium bonds of the holder owned during the year of election and all subsequent years, and generally may not be revoked without the consent of the Commissioner of Internal Revenue. Holders of bond premium notes should consult their tax advisors about the advisability, time and manner of making such an election in their own particular circumstances.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to interest on the note that has not previously been included in income, which will be includable as interest as described under "--Payments of Interest" above. A United States person's adjusted tax basis in a note generally will equal the cost of the note to the United States person, reduced, in the case of holders of notes who have elected to amortize bond premium, by the amount of bond premium used as an offset to interest accrual.

In general, gain or loss realized on the sale, exchange or redemption of a note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).


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Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a note, and to payments of proceeds of the sale or redemption of a note, to certain non-corporate United States persons. Dow, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to up to 30 percent of such payment if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against that United States person's United States federal income tax and may entitle that United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

Tax Consequences to Non-United States Persons

As used herein, the term "non-United States person" means an owner of a note that is, for United States federal income tax purposes:

..  a nonresident alien individual,

..  a foreign corporation, or

..  a nonresident alien fiduciary of a foreign estate or trust.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

Income and Withholding Tax

Subject to the discussion of backup withholding below:

(a) payments of principal and interest on a note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest,

.. (1) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Dow entitled to vote, (2) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to Dow through stock ownership, and
   (3) either (A) the beneficial owner of the note certifies (generally on an IRS Form W-8BEN) to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

.. the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the note or such owner's agent provides an IRS Form W-8BEN claiming the exemption; or

.. the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the note or such owner's agent provides an IRS Form W-8ECI;


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provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false.

(b) a non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of a note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

(c) a note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of Dow's stock entitled to vote and, at the time of such individual's death the income on the note would not have been effectively connected with a United States trade or business of the individual.

With respect to the certification requirement referred to in subparagraph (a), for notes held by a foreign partnership, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing a Form W-8IMY, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

If a non-United States person holding a note is engaged in a trade or business in the United States, and if interest on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. Such a holder may also need to provide a United States taxpayer identification number on the forms referred to in paragraph (a) above in order to meet the requirements set forth above. In addition, if such holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a note will be included in the effectively connected earnings and profits of such holder if such interest or gain, as the case may be, is effectively connected with the conduct by such holder of a trade or business in the United States.

Each holder of a note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or if permissible a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the note may be subject to United States withholding tax at a 30% rate and the holder, including the beneficial owner, will not be entitled to any additional amounts from Dow described under the heading "Description of Notes--Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to foreign holders of the notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of notes.

Backup Withholding and Information Reporting

Under current Treasury Regulations, backup withholding (imposed at the rate of up to 30%) will not apply to payments made by Dow or a paying agent to a non-United States person in respect of a note if the certifications required by Sections 871(h) and 881(c) of the Code, which are described above, are received, provided in each


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case that Dow or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership with certain connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies, under penalties of perjury that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

Non-United States persons holding notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

Interest on a note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.


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UNDERWRITING

UBS Warburg LLC is acting as representative of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                            Principal
                                                            Amount of
         Underwriter                                          Notes
         --------------------------------------------------------------
         UBS Warburg LLC.................................. $200,000,000
         ABN AMRO Incorporated............................   80,000,000
         Dresdner Kleinwort Wasserstein-Grantchester, Inc.   80,000,000
         Barclays Capital Inc.............................    8,000,000
         BNP Paribas Securities Corp......................    8,000,000
         Commerzbank Capital Markets Corp.................    8,000,000
         Daiwa Securities SMBC Europe Limited.............    8,000,000
         RBC Dominion Securities Corporation..............    8,000,000
                                                           ------------
                Total..................................... $400,000,000
                                                           ============

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.250% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.125% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the underwriters may change the public offering price and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                       Paid by Dow
                                       -----------
                              Per note    0.350%

Although we will apply to list the notes on the Luxembourg Stock Exchange, a listing may not be obtained. The notes are a new issue of securities with no established trading market. Dow has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and Canada where it is legal to make such offers. Only offers and sales of the notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement of which the accompanying prospectus, as supplemented by this prospectus supplement, is a part.


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Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and neither Dow nor any other underwriter shall have responsibility therefor.

Each underwriter, severally and not jointly, has represented and agreed that:

.. it has not offered or sold and, prior to the expiry of the period of six months from the issue date of the notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

.. it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 of the United Kingdom (the "FSMA")) received by it in connection with the issue of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

.. it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

In connection with the offering, UBS Warburg LLC, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when UBS Warburg LLC, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be $260,000.

It is expected that delivery of the notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date of this prospectus supplement.


--------------------------------------------------------------------------------
S-20

--------------------------------------------------------------------------------

Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of notes who wish to trade notes on the date of this prospectus supplement should consult their own advisors.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with us and perform services for us in the ordinary course of their business.

If any underwriter is not a U.S. registered broker-dealer, to the extent that it intends to effect any sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by the National Association of Securities Dealers, Inc.'s regulations.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

VALIDITY OF NOTES

The validity of the notes will be passed upon for Dow by Charles J. Kalil, Dow's Assistant General Counsel. As of November 6, 2002, Mr. Kalil beneficially owned 1,294 shares, and held options to purchase 77,050 shares, of Dow common stock, of which options to purchase 47,966 shares of Dow common stock were exercisable. Mayer, Brown, Rowe & Maw, Chicago, Illinois, will pass on certain matters for the underwriters. Mayer, Brown, Rowe & Maw from time to time represents Dow in connection with certain matters.

GENERAL INFORMATION

We will apply to list the notes on the Luxembourg Stock Exchange. In connection with the listing application and if the application is to be approved, the Restated Certificate of Incorporation and the Bylaws of Dow and a legal notice relating to the issuance of the notes will be deposited prior to listing with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request.

Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the indenture and Dow's Annual Report on Form 10-K for the year ended December 31, 2001 as well as all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed since December 31, 2001, so long as any of the notes are outstanding, will be made available for inspection at the main office of Kredietbank S.A. Luxembourgeoise, 43 Boulevard Royal, L-2955 Luxembourg. Kredietbank S.A. Luxembourgeoise will act as intermediary between the Luxembourg Stock Exchange and Dow and the holders of the notes. Copies of the Annual Reports, Quarterly Reports and Current Reports of Dow may be obtained free of charge at such office. In addition, copies of our financial statements for the past two years may be obtained free of charge at the main office of our paying agent, Credit Agricole Indosuez Luxembourg, 39 Allee Schoffer, L-2520 Luxembourg.


--------------------------------------------------------------------------------
                                                                           S-21

--------------------------------------------------------------------------------


Except as may be disclosed herein (including the documents incorporated by reference), there has been (1) no material adverse change in the financial or trading position of Dow since December 31, 2001 and (2) no material change in Dow's audited consolidated financial statements for the year ended
December 31, 2001.

Except as may be disclosed in the documents incorporated by reference, Dow is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have or have had during the previous 12 months a significant effect on Dow's consolidated financial position.

Resolutions relating to the issuance and sale of the notes were adopted by the Executive Committee of the Board of Directors of Dow on June 14, 2002, September 12, 2002, and November 11, 2002.

The notes, the indenture and the underwriting agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

The notes have been accepted for clearance through Euroclear and Clearstream and have been assigned Euroclear and Clearstream Common Code No. 15864656, International Security Identification Number (ISIN) US260543BU64 and CUSIP No. 260543 BU 6.


--------------------------------------------------------------------------------
S-22

PROSPECTUS

                           The Dow Chemical Company

   By this prospectus, Dow may offer from time to time a total of up to $1,500,000,000 of securities, which may include:

                             .  common stock

                             .  preferred stock

                             .  warrants to purchase common stock

                             .  warrants to purchase preferred stock

                             .  debt securities

                             .  warrants to purchase debt securities

   Dow will provide you with the specific terms and the public offering prices of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

   Our common stock is listed on the New York Stock Exchange under the symbol "Dow."

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                  This prospectus is dated September 12, 2002

                               TABLE OF CONTENTS

                                                                        Page
    -                                                                   ----
    About this Prospectus                                                 2
    The Dow Chemical Company                                              2
    Selected Consolidated Financial Data                                  3
    Ratio of Earnings to Fixed Charges                                    5
    Use of Proceeds                                                       5
    Description of Capital Stock                                          5
    Description of Debt Securities                                       10
    Description of Warrants to Purchase Common Stock or Preferred Stock  21
    Description of Debt Warrants                                         22
    Plan of Distribution                                                 23
    Legal Matters                                                        24
    Experts                                                              24
    Where You Can Find More Information                                  25

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that Dow filed with the Securities and Exchange Commission under the shelf registration process. Dow may sell common stock, preferred stock, debt securities, warrants to purchase common stock, warrants to purchase preferred stock and warrants to purchase debt securities. The total sales of all securities sold under this prospectus, however, may not exceed $1,500,000,000. This prospectus provides you with a general description of the securities Dow may offer. Each time Dow sells securities, Dow will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                           THE DOW CHEMICAL COMPANY

   Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. Dow serves customers in more than 170 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Dow has 208 manufacturing sites in 38 countries and supplies more than 3,200 products. Dow's corporate offices are located at 2030 Dow Center, Midland, Michigan 48674, and Dow's telephone number is (989) 636-1000.

   Additional information concerning Dow and its subsidiaries is included in the documents filed with the Securities and Exchange Commission and incorporated in this prospectus by reference. See the discussion under the heading "Where You Can Find More Information."

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data for each of the years ended December 31, 2001, 2000, 1999 and 1998 have been derived from our audited consolidated financial statements. The selected consolidated financial data for the year ended December 31, 1997 and the six months ended June 30, 2002 and 2001 have been derived from Dow's unaudited consolidated financial statements. The selected consolidated financial data for the six months ended June 30, 2002 and 2001 reflect all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. The consolidated financial data have been prepared to give retroactive effect to the Union Carbide merger and include the combined accounts of Dow and Union Carbide Corporation for all periods presented. This data should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                                            For the six
                                                            months ended
                                                              June 30,         For the years ended December 31,
                                                          ---------------  ----------------------------------------
                                                           2002     2001     2001    2000    1999    1998    1997
                                                          ------- -------  -------  ------- ------- ------- -------
                                                                                        (in millions)
Income statement data:
Net sales................................................ $13,479 $14,730  $27,805  $29,534 $25,859 $25,101 $27,476
Income (loss) before cumulative effect of changes in
 accounting principles................................... $   276 $  (437) $  (417) $ 1,675 $ 1,637 $ 1,707 $ 2,471
Net income (loss) available for common stockholders...... $   343 $  (405) $  (385) $ 1,675 $ 1,617 $ 1,707 $ 2,454
Earnings (loss) before cumulative effect of changes in
 accounting principles per common share--diluted......... $  0.30 $ (0.49) $ (0.46) $  1.85 $  1.84 $  1.89 $  2.63
Earnings (loss) per common share--diluted................ $  0.37 $ (0.45) $ (0.43) $  1.85 $  1.82 $  1.89 $  2.61
Dividends declared per share of Dow common stock......... $  0.67 $ 0.625  $ 1.295  $  1.16 $  1.16 $  1.16 $  1.12
Balance sheet data:
   Total assets.......................................... $37,105 $36,947  $35,515  $35,991 $33,456 $31,121 $31,004
   Long-term obligations and redeemable preferred stock.. $ 9,336 $ 8,379  $ 9,266  $ 6,613 $ 6,941 $ 5,890 $ 5,703

   The following table provides pro forma results for the years ended December 31, 2001, 2000 and 1999, as if the non-amortization provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which Dow adopted on January 1, 2002, had been applied.

                                                                                       For the years ended
                                                                                           December 31,
                                                                                      ----------------------
In millions, except per share amounts                                                  2001    2000    1999
-------------------------------------                                                 ------  ------  ------
Reported income (loss) before cumulative effect of changes in accounting principles......................................................................... $ (417) $1,675  $1,637
Reported net income (loss)........................................................... $ (385) $1,675  $1,617
                                                                                      ------  ------  ------
Adjustments:
   Goodwill amortization, net of tax................................................. $  128  $   99  $  123
   Negative goodwill amortization, net of tax........................................    (10)     (3)     --
   Equity method goodwill amortization, net of tax...................................     11       9      11
                                                                                      ------  ------  ------
       Total adjustments............................................................. $  129  $  105  $  134
                                                                                      ======  ======  ======
Adjusted income (loss) before cumulative effect of changes in accounting principles......................................................................... $ (288) $1,780  $1,771
Adjusted net income (loss)........................................................... $ (256) $1,780  $1,751
                                                                                      ------  ------  ------
Reported earnings (loss) before cumulative effect of changes in accounting principles per common share--basic............................................................ $(0.46) $ 1.88  $ 1.87
Reported earnings (loss) per common share--basic..................................... $(0.43) $ 1.88  $ 1.85
                                                                                      ------  ------  ------
Adjustments:
   Goodwill amortization, net of tax................................................. $ 0.14  $ 0.11  $ 0.14
   Negative goodwill amortization, net of tax........................................  (0.01)     --      --
   Equity method goodwill amortization, net of tax...................................   0.01    0.01    0.01
                                                                                      ------  ------  ------
       Total adjustments............................................................. $ 0.14  $ 0.12  $ 0.15
                                                                                      ======  ======  ======
Adjusted earnings (loss) before cumulative effect of changes in accounting principles per common share--basic............................................................ $(0.32) $ 2.00  $ 2.02
Adjusted earnings (loss) per common share--basic..................................... $(0.29) $ 2.00  $ 2.00
                                                                                      ------  ------  ------
Reported earnings (loss) before cumulative effect of changes in accounting principles per common share--diluted.......................................................... $(0.46) $ 1.85  $ 1.84
Reported earnings (loss) per common share--diluted................................... $(0.43) $ 1.85  $ 1.82
                                                                                      ------  ------  ------
Adjustments:
   Goodwill amortization, net of tax................................................. $ 0.14  $ 0.11  $ 0.14
   Negative goodwill amortization, net of tax........................................  (0.01)     --      --
   Equity method goodwill amortization, net of tax...................................   0.01    0.01    0.01
                                                                                      ------  ------  ------
       Total adjustments............................................................. $ 0.14  $ 0.12  $ 0.15
                                                                                      ======  ======  ======
Adjusted earnings (loss) before cumulative effect of changes in accounting principles per common share--diluted.......................................................... $(0.32) $ 1.97  $ 1.99
Adjusted earnings (loss) per common share--diluted................................... $(0.29) $ 1.97  $ 1.97
                                                                                      ======  ======  ======

                      RATIO OF EARNINGS TO FIXED CHARGES

                                         For the
                                           Six
                                         Months
                                          Ended
                                        June 30,  For the Years Ended December 31,
                                        --------  -------------------------------
                                        2002 2001 2001   2000   1999   1998  1997
                                        ---- ---- ----   ----   ----   ----  ----
     Ratio of Earnings to Fixed Charges 2.1x  (a)  (b)   3.6x   4.3x   4.3x  6.1x

   For the purposes of these ratios, earnings consist of income before (1) income taxes, (2) minority interests, (3) extraordinary items, (4) cumulative effect of changes in accounting principles, (5) amortization of capitalized interest and (6) fixed charges (adjusted to exclude capitalized interest) and after adjustment for unremitted earnings of 20%-50% owned companies. Fixed charges consist of interest on all indebtedness, amortization of capitalized debt costs, discount or premium and a portion of rentals deemed to represent an interest factor. The ratios of earnings to fixed charges give retroactive effect to the February 6, 2001 merger of Union Carbide Corporation with a subsidiary of Dow, resulting in Union Carbide becoming a wholly owned subsidiary of Dow.

   (a) As a result of $1,408 million in pretax costs recorded for merger-related expenses and restructuring, earnings for the six months ended June 30, 2001 were inadequate to cover fixed charges, with a deficiency of $691 million.

   (b) As a result of $1,487 million in pretax costs recorded for merger-related expenses and restructuring, earnings for the year ended December 31, 2001 were inadequate to cover fixed charges, with a deficiency of $582 million.

                                USE OF PROCEEDS

   We expect to use the net proceeds from sales of any securities described in this prospectus for our general corporate purposes, which may include funding capital expenditures, pursuing growth initiatives, whether through acquisitions, joint ventures or otherwise, repaying or refinancing indebtedness or other obligations, and financing working capital increases. Pending the application of the net proceeds, we expect to invest the net proceeds in marketable securities or reduce our short-term indebtedness.

                         DESCRIPTION OF CAPITAL STOCK

   The following summary of common stock and preferred stock of Dow does not purport to be complete and is subject to, and qualified in its entirety by reference to, the relevant provisions of Delaware law, and by Dow's certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

   Dow is authorized to issue 1,750,000,000 shares of all classes of stock, 1,500,000,000 of which are shares of common stock, par value $2.50 per share, and 250,000,000 of which are shares of preferred stock. As of June 30, 2002, there were 910,718,107 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. All issued and outstanding shares of common stock are fully paid and non-assessable. Any additional shares of common stock and preferred stock that Dow issues will be fully paid and non-assessable. Neither Dow's common stockholders nor preferred stockholders have preemptive rights.

Common Stock

  General

   Dow's certificate of incorporation provides that, subject to all of the rights of holders of preferred stock provided for by the board of directors or by Delaware corporate law, the holders of common stock will have full voting rights on all matters requiring stockholder action, with each share of common stock being entitled to one vote and having equal rights of participation in the dividends and assets of Dow.

  Board of Directors

   Dow's certificate of incorporation divides Dow's board of directors into three classes of directors that are as nearly equal in number as possible with three-year terms. As a result, approximately one-third of Dow's board of directors is elected each year. A quorum of directors consists of a majority of Dow's entire board of directors then holding office.

  Number, Filling of Vacancies and Removal of Directors

   Dow's certificate of incorporation and bylaws provide that its board of directors may not have less than six or more than twenty-one members. The actual number of directors is determined by a vote of a majority of Dow's entire board of directors. Currently, Dow has thirteen members on its board of directors. Vacancies on Dow's board of directors and any newly created directorships are filled by a vote of the majority of the other directors then in office. Directors elected to fill a vacancy or a new position hold office until the next annual meeting of stockholders. Directors can be removed only for cause and only by the vote of stockholders holding 80% of the voting power of Dow's outstanding stock entitled to vote generally in the election of directors, voting together as a single class.

  Dividends

   Delaware corporate law generally provides that a corporation, subject to restrictions in its certificate of incorporation, including preferred stockholders' rights to receive dividends prior to common stockholders, may declare and pay dividends out of:

  .  surplus; or

  . net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, if there is no surplus.

   Dividends may not be paid out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference on the distribution of assets. Dividends on Dow common stock are not cumulative. Dow's certificate of incorporation does not contain any additional restrictions on the declaration or payment of dividends.

  Special Meetings of Stockholders

   Dow's bylaws provide that a special stockholders' meeting for any purpose may be called only by the board of directors by a resolution adopted by a majority of the entire board:

  .  upon motion of a director; or

  . upon written request of stockholders holding at least 50% of the voting power of the shares of capital stock outstanding and entitled to vote generally in the election of directors.

   Stockholder notices requesting a special meeting must be given to Dow's Secretary. The notice must include, as to each matter the stockholder proposes to bring before the meeting:

  .  the name and address of the stockholder;

  . the class or series and number of shares of capital stock that are beneficially owned by the stockholder;

  . a brief description of the business to be brought before the meeting, including the text of any proposed amendment to the certificate of incorporation or bylaws;

  . a description of all arrangements or understandings between the stockholder and any other persons related to the business proposal;

  . any material business interests of the stockholder in the business proposal; and

  . a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the business before the meeting.

  Advance Notice Provisions for Stockholder Proposals Other than Election of Directors

   Dow's bylaws provide that a stockholder may bring business before an annual stockholders' meeting if the stockholder is a stockholder on the record date of giving notice and on the record date of the meeting and gives notice to Dow's Secretary of business that is proper to be brought at the meeting under Delaware corporate law:

  . no earlier than 120 days or later than 60 days before the anniversary date of the first mailing of proxy materials for the last annual meeting; or

  . if the annual meeting is more than 30 days before or after the anniversary date of the last annual meeting, Dow must receive the stockholder's notice no later than the close of business on the 10th day after the earlier of the date on which notice of the annual meeting date was mailed or publicly disclosed.

   The notice must include the same information required to be included in a stockholder's notice in connection with requesting a special meeting. See the section of this prospectus captioned "Special Meetings of Stockholders."

  Advance Notice Provisions for Stockholder Nominations of Directors at an Annual Meeting

   Dow's bylaws provide that a stockholder may nominate a person for election to the board of directors at an annual stockholders' meeting if the stockholder gives notice to Dow's Secretary:

  . no more than 120 days and no less than 60 days before the anniversary date of the first mailing of proxy materials for the last annual meeting; or

  . if the annual meeting is more than 30 days before or after the anniversary date of the last annual meeting, Dow must receive the stockholder's notice no later than the close of business on the 10th day after the earlier of the day on which notice of the annual meeting date was mailed or publicly disclosed.

   The notice must include the following:

  . a description of all arrangements or understandings between the stockholder and the nominee and any other person pursuant to which the nomination is made;

  . the information regarding the nominee that would have been required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by the board of directors;

  .  the consent of the nominee to serve as a director if he or she is elected;
     and

  . the information required to be included in a stockholder's notice in connection with requesting a special meeting. See the section of this prospectus captioned "Special Meetings of Stockholders."

  Advance Notice Provisions for Stockholder Nominations of Directors at a Special Meeting

   Dow's bylaws provide that a stockholder may nominate a person for election to the board of directors at a special meeting of stockholders if the stockholder gives Dow's secretary notice of the nomination no later than the close of business on the seventh day after notice of the special meeting is first given to stockholders.

   In addition to the information required to be included in a stockholder's notice in connection with a special meeting, the notice must include the same information that would be required to nominate a person for election as a director at an annual meeting. See the section of this prospectus captioned "Advance Notice Provisions for Stockholder Nominations of Directors at an Annual Meeting."

  Stockholder Action by Written Consent

   Under Delaware corporate law, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at an annual or special stockholders' meeting may be taken by written consent, without a meeting, prior notice or a vote. The written consent must be signed by holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote on the matter were present and voted. Dow's certificate of incorporation, however, provides that any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special stockholders' meeting and may not be taken by written consent.

  Transactions with Interested Stockholders and a Merger or Sale of Assets

   Delaware corporate law requires the approval of the board of directors and a majority of a corporation's outstanding stock entitled to vote to authorize a merger or consolidation unless the company's certificate of incorporation requires a greater percentage. Unless required by a corporation's certificate of incorporation, stockholder approval, however, is not required in certain cases, such as where either:

  . no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into common stock are to be issued or delivered in the merger; or

  . the authorized and unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered in the merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered in the merger do not exceed 20% of the shares of common stock of the corporation outstanding immediately prior to the effective date of the merger.

   A sale of all or substantially all of a Delaware corporation's assets or a voluntary dissolution of a Delaware corporation requires the vote of a majority of the board of directors and a majority of the corporation's outstanding shares entitled to vote on the matter unless the company's certificate of incorporation requires a greater percentage. Dow's certificate of incorporation does not require a greater percentage, except as described below.

   Delaware corporate law generally defines an interested stockholder as a person, other than the corporation and any direct or indirect majority owned subsidiary of the corporation:

  . who is the direct or indirect owner of 15% or more of the outstanding voting stock of the corporation; or

  . is an affiliate or associate of the corporation and was the direct or indirect owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date it asked for determination of its status as an interested stockholder; and

  .  the affiliates and associates of that person.

   Delaware corporate law prohibits an interested stockholder from engaging in a business combination with the Delaware corporation for three years following the time of becoming an interested stockholder. This three-year waiting period does not apply when:

  . prior to the time of becoming an interested stockholder, the board of directors approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . as a result of becoming an interested stockholder, the stockholder owned, excluding shares owned by directors who are also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, at least 85% of the outstanding voting stock of the corporation at the time the transaction began; or

  . at or after the time of becoming an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by a vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   These restrictions also do not apply in other circumstances, which are set forth in Section 203 of the Delaware General Corporation Law, including business combinations with an interested stockholder that are proposed after a public announcement of and prior to the consummation or abandonment of:

  . certain mergers or consolidations specified in Section 203 of the Delaware General Corporation Law;

  . sales of 50% or more of the aggregate market value of a corporation's assets or outstanding voting stock; or

  . tender offers or exchange offers for 50% or more of a corporation's voting stock.

   Delaware corporate law allows a corporation to specify in its certificate of incorporation or bylaws that it will not be governed by the section relating to transactions with interested stockholders. Dow has not made that election in its certificate of incorporation or bylaws.

   Dow's certificate of incorporation provides that, in addition to the vote required pursuant to Delaware corporate law, the vote of stockholders owning at least 80% of the voting power of the shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to approve any of the following business combination transactions:

  . a merger or consolidation of Dow or a subsidiary of which Dow ultimately owns 50% or more of the capital stock with:

     --an interested stockholder; or

     --any other individual or entity that, after the merger or consolidation, would be an affiliate or associate of an interested stockholder;

  . a sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one or more transactions with or on behalf of an interested stockholder or an affiliate or associate of an interested stockholder, of any assets of Dow or any subsidiary of Dow constituting 5% or more of Dow's total consolidated assets as of the end of the most recent quarter;

  . the issuance or transfer by Dow or any of its subsidiaries of any securities of Dow or its subsidiaries in one or more transactions to, or proposed by or on behalf of, an interested stockholder or an affiliate or associate of an interested stockholder in exchange for cash, securities or other property constituting not less than 5% of Dow's consolidated total assets as of the end of the most recent quarter;

  . the adoption of a plan or proposal for liquidation or dissolution of Dow or any spin-off or split-up of any kind of Dow or any subsidiary of Dow that is proposed by or on behalf of an interested stockholder or an affiliate or associate of an interested stockholder; or

  . any reclassification of securities or recapitalization of Dow, or any merger or consolidation of Dow with a subsidiary of Dow or other transaction that has the direct or indirect effect of increasing the percentage of the outstanding shares of:

     --any class of equity securities of Dow or any subsidiary of Dow; or

     --any class of securities of Dow or any subsidiary convertible into equity securities of Dow or any subsidiary that are owned directly or indirectly by an interested stockholder and all of its affiliates and associates.

   However, the vote of only a majority of the stockholders entitled to vote generally in the election of directors, voting together as a single class, is required to approve a business combination transaction that:

  . has been approved by a majority of continuing directors, even if they constitute less than a quorum; or

  . meets price and consideration conditions and procedures that are set forth in Dow's certificate of incorporation.

   A "continuing director" is:

  --anymember of the board of directors who is not an interested stockholder involved in a business combination described above or an affiliate, associate, employee, agent or nominee of an interested stockholder or relative of any of the foregoing persons, and was a member of the board before the interested stockholder became an interested stockholder; or

    --asuccessor of a director described above who is recommended or elected to succeed a director described above by the vote of a majority of the directors then on the board.

   Dow's certificate of incorporation defines an interested stockholder as any person or entity other than Dow, any subsidiary of Dow, any employee benefit plan of Dow or a subsidiary of Dow or any trustee or fiduciary with respect to any employee benefit plan when acting in a fiduciary capacity, that:

  . is, or was at any time within the two-year period prior to the date in question, the direct or indirect beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Dow;

  . is an affiliate of Dow and, at any time within the two-year period immediately prior to the date in question, was the direct or indirect beneficial owner of 10% or more of the voting power of the outstanding voting stock of Dow; or

  . is an assignee of, or has otherwise succeeded to, any shares of voting stock of Dow of which an interested stockholder was the direct or indirect beneficial owner, at any time within the two-year period immediately prior to the date in question, if the assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering under the Securities Act of 1933.

   For purposes of determining whether a person is an interested stockholder, the outstanding voting stock of Dow includes unissued shares of voting stock of Dow beneficially owned by the interested stockholder but not other shares of voting stock of Dow that may be issuable pursuant to an agreement, arrangement or understanding or upon the exercise of conversion rights, warrants or options, or otherwise, to any person who is not an interested stockholder.

Preferred Stock

   Dow's board of directors is authorized, subject to Delaware corporate law and without a vote of its stockholders, to issue shares of preferred stock from time to time in one or more series and to determine the voting rights, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions of any series of preferred stock. The prospectus supplement relating to an offering of shares of Dow's preferred stock will describe the terms of the series of preferred stock Dow is offering.

                        DESCRIPTION OF DEBT SECURITIES

   The following description of the debt securities summarizes the material terms and provisions of the debt securities to which a prospectus supplement may relate. Each time Dow offers debt securities, the prospectus supplement related to that offering will describe the terms of the debt securities Dow is offering.

   The debt securities will be issued under an indenture, dated as of April 1, 1992, as supplemented by a supplemental indenture, dated as of January 1, 1994, a second supplemental indenture dated as of October 1, 1999, and a third supplemental indenture dated as of May 15, 2001, between Dow and Bank One Trust Company, N.A. (successor in interest to The First National Bank of Chicago), as trustee. The indenture as supplemented by the supplemental indentures is referred to in this section as the "indenture." The following summary of the debt securities and the indenture does not purport to be complete and is subject to the provisions of the indenture, including the defined terms. Whenever Dow refers to particular sections, articles or defined terms of the indenture, those sections, articles or defined terms are incorporated by reference in this prospectus and prospectus supplement. You should review the indenture that is filed as exhibits to the registration statement for additional information.

General

   Dow may issue debt securities from time to time in one or more series without limitation as to aggregate principal amount. The indenture does not limit the amount of other indebtedness or securities which Dow may issue.

   The debt securities will be unsecured obligations and will rank equally with all of Dow's other unsecured and unsubordinated indebtedness.

   The prospectus supplement will describe the following terms of the debt securities Dow is offering:

  . the title of the debt securities or the series in which the debt securities will be included;

  . any limit on the aggregate principal amount of the debt securities of that series;

  . whether the debt securities may be issued as registered securities or bearer securities or both, whether any of the debt securities may be issued initially in temporary global form and whether any of the debt securities may be issued in permanent global form;

  .  the price or prices at which the debt securities will be issued;

  . the date or dates on which the principal amount of the debt securities is payable;

  . the interest rate or rates, or the formula by which the interest rate or rates will be determined, if any, and the date from which any interest will accrue;

  . the interest payment dates on which any interest will be payable, the regular record date for any interest payable on any debt securities that are registered securities on any interest payment date, and the extent to which, or the manner in which, any interest payable on a global security on an interest payment date will be paid if different from the manner described below under the section of this prospectus captioned "Global Securities";

  .  any mandatory or optional sinking fund or analogous provisions;

  . each office or agency where the principal of and any premium and interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

  . the date, if any, after which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any optional or mandatory redemption provisions;

  . the denominations in which Dow may issue any debt securities which are registered securities, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which Dow may issue any debt securities which are bearer securities, if other than denominations of $5,000;

  . the currency or currencies of payment of principal of and any premium and interest on the debt securities;

  . any index used to determine the amount of payments of principal of and any premium and interest on the debt securities;

  .  any additional covenants applicable to the debt securities; and

  . any other terms and provisions of the debt securities not inconsistent with the terms and provisions of the indenture.

   The prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

   If the purchase price of any of the debt securities is denominated in one or more foreign currencies or currency units or if the principal of, or any premium and interest on, any series of debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

   Some of the debt securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. The prospectus supplement will describe the federal income tax considerations and other special considerations which apply to any original issue discount securities.

Denominations, Registration and Transfer

   The debt securities may be issued as registered securities, bearer securities or both. Debt securities may be issued in the form of one or more global securities, as described below under the section of this prospectus captioned "Global Securities." Unless otherwise provided in the prospectus supplement, registered securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and bearer securities denominated in U.S. dollars will be issued only in denominations of $5,000 with coupons attached. A global security will be issued in a denomination equal to the aggregate principal amount of outstanding debt securities represented by that global security. The prospectus supplement relating to debt securities denominated in a foreign or composite currency will specify the denominations in which the debt securities will be issued.

   During the "restricted period" as defined in Treasury Regulation Section 1.163-5(c)(2)(i)(D)(7), no bearer security will be mailed or otherwise delivered to any location in the United States and a bearer security may be delivered during the restricted period only if the person entitled to receive the bearer security furnishes proper written certification that the bearer security is owned by:

  .  a person that is not a U.S. person;

  .  a qualifying foreign branch of a U.S. financial institution;

  . a U.S. person who acquired the obligation through the qualifying foreign branch of a U.S. financial institution and holds the obligation through that qualifying foreign branch of a U.S. financial institution on the date of certification; or

  . a financial institution for resale during the restricted period but not for resale directly or indirectly to a U.S. person or to a person within the United States or its possessions.

   Registered securities of any series may be exchanged for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if debt securities of any series may be issued as both registered securities and as bearer securities, at the option of the holder upon written request, and subject to the terms of the indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default attached) of any series may be exchanged for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the prospectus supplement, any bearer security surrendered in exchange for a registered security between a record date and the relevant date for payment of interest will be surrendered without the coupon relating to the date for payment of interest attached, and interest may be paid only to the holder of the coupon when due in accordance with the terms of the indenture. Except as indicated in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

   Debt securities may be presented for exchange as described in the previous paragraph, and registered securities, other than a global security, may be presented for registration of transfer, with the form of transfer duly executed, at the office of the security registrar designated by Dow or at the office of any transfer agent designated by Dow for that purpose, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. The transfer or exchange will be effected when the security registrar or the transfer agent is satisfied with the documents of title and identity of the person making the request. Dow has initially appointed the trustee as the security registrar under the indenture. If a prospectus supplement refers to any transfer agent initially designated by Dow with respect to any series of debt securities, Dow may at any time cancel the designation of the transfer agent or approve a change in the location through which the transfer agent acts, except that:

  . if debt securities of a series may be issued only as registered securities, Dow will be required to maintain a transfer agent in each place of payment for the series; and

  . if debt securities of a series are issuable as bearer securities, Dow will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for the series located outside the United States.

Dow may at any time designate additional transfer agents with respect to any series of debt securities.

   In the event of any redemption in part, Dow will not be required to:

  . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption of debt securities of that series selected to be redeemed and ending at the close of business on:

     --if debt securities of the series may be issued only as registered securities, the day of mailing of the relevant notice of redemption; and

     --if debt securities of the series may be issued as bearer securities, the day of the first publication of the notice of redemption or, if debt securities of the series also may be issued as registered securities and there is no publication, the mailing of the relevant notice of redemption;

  . register the transfer of or exchange any registered security or portion of any registered security called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

  . exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and like tenor which is immediately surrendered for redemption.

Payments and Paying Agents

   Unless otherwise indicated in the prospectus supplement, Dow will pay the principal of and any premium and interest on registered securities other than a global security at the office of one or more paying agents designated by Dow. At Dow's option, however, Dow may pay any interest by check mailed to the address of the payee entitled to the interest at the address which appears in the security register. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the record date for the applicable interest payment.

   Unless otherwise indicated in the prospectus supplement, Dow may pay the principal of and any premium and interest on bearer securities, subject to applicable laws and regulations, at the offices of one or more paying agents outside the United States designated by Dow. At Dow's option, however, Dow may pay any interest by check or by wire transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in the prospectus supplement, payment of interest on bearer securities on any interest payment date will be made only upon surrender of the coupon relating to that interest payment date. No payment with respect to any bearer security will be made at any office or agency of Dow in the United States by check mailed to any address in the United States or by transfer to an account maintained in the United States. Payments will not be made in respect of bearer securities or coupons related to those bearer securities upon presentation to or any other demand for payment from Dow or its paying agents within the United States. Dow will pay the principal of and any premium and interest on bearer securities denominated and payable in U.S. dollars, however, at the office of Dow's paying agent in the United States if, and only if:

  . payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

  .  Dow has delivered to the trustee an opinion of counsel to that effect.

   Unless otherwise indicated in the prospectus supplement, the principal office of the trustee in New York City will be Dow's sole paying agent for payments with respect to debt securities which may be issued only as registered securities. Any paying agent outside the United States and any other paying agent in the United States initially designated by Dow for the debt securities will be named in the prospectus supplement. Dow may at any time designate additional paying agents, or cancel the designation of any paying agent or approve a change in the office through which any paying agent acts, except that:

  . if debt securities of a series may be issued only as registered securities, Dow will be required to maintain a paying agent in each place of payment for the series; and

  . if debt securities of a series may be issued as bearer securities, Dow will be required to maintain:

     --a paying agent in each place of payment for the series in the United
       States for payments with respect to any registered securities of the series and for payments with respect to bearer securities of the series in the circumstances described above;

     --a paying agent in each place of payment located outside the United
       States where debt securities of the series and any coupons related to the debt securities may be presented and surrendered for payment, provided that if the debt securities of the series are listed on The International Stock Exchange, London or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and the stock exchange so requires, Dow will maintain a paying agent in London or Luxembourg City or any other required city located outside the United States for debt securities of the series; and

     --a paying agent in each place of payment located outside the United
       States where, subject to applicable laws and regulations, registered securities of the series may be surrendered for registration of transfer or exchange and where notices and demands to or upon Dow may be served.

   All amounts paid by Dow to a paying agent for the payment of principal of and any premium and interest on any debt security that remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to Dow and after the repayment the holder of the debt security or any coupon related to the debt security may look only to Dow for the payment of principal of and any premium and interest on the debt security.

Global Securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged for debt securities in definitive form, a temporary global security in registered form may not be transferred except as a whole by:

  .  the depositary for the global security to a nominee of the depositary;

  . a nominee of the depositary for the global security to the depositary or another nominee of the depositary; or

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

  . the depository for the global security or the nominee to a successor of the depositary or a nominee of the successor.

   Unless otherwise indicated in the prospectus supplement, registered debt securities issued in global form will be represented by one or more global securities deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as DTC, or other depositary Dow appoints and registered in the name of the depositary or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

   DTC will act as securities depository for the securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered global security will be issued with respect to each $400 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of debt securities.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other similar organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the direct and indirect participants' records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

   To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices will be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

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

   Neither DTC nor Cede & Co will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to Dow as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

   Principal and interest payments, if any, on the debt securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from Dow or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the trustee or Dow, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is Dow's responsibility or the trustee's, disbursement of payments to direct participants shall be the responsibility of DTC, and disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

   A beneficial owner must give notice to elect to have its debt securities purchased or tendered, through its participant, to a tender agent, and shall effect delivery of debt securities by causing the direct participants to transfer the participant's interest in the debt securities, on DTC's records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered debt securities to the tender agent's account.

   DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to Dow or the trustee. Under these circumstances, in the event Dow does not appoint a successor securities depository, debt security certificates will be printed and delivered.

   Dow may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Dow believes to be reliable, but Dow takes no responsibility for their accuracy.

Limitations on Issuance of Bearer Securities

   Bearer securities may not be offered, sold, resold or delivered during the "restricted period" as defined in Treasury Regulation Section
1.163-5(c)(2)(i)(D)(7) in the United States or its possessions or to U.S. persons other than to a qualifying foreign branch of a U.S. financial institution. Any underwriters participating in the offering of bearer debt securities must agree that they will not:

  . offer any bearer securities for sale or resale in the United States or its possessions or to United States persons, other than a qualifying foreign branch of a U.S. financial institution; nor

  .  deliver bearer securities within the United States.

   Bearer securities and any coupons related to bearer securities will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code". Under Sections 165(j) and 1287(a) of the Internal Revenue Code, holders that are U.S. persons, with certain exceptions set forth in the Internal Revenue Code, will not be entitled to deduct any loss on bearer securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of bearer securities.

   The term "qualifying foreign branch of a United States financial institution" means a branch located outside the United States of a U.S. securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that provides a certificate within a reasonable time, or a blanket certificate in the year the debt security is issued or either of the preceding two calendar years, stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and its regulations.

   The term "U.S. person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision of the United States, and an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

   The term "United States" means the United States of America, including the states and the District of Columbia.

   The term "possessions" includes Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

Certain Covenants of Dow

  Limitations on Liens

   Subject to the exceptions described below and those set forth under "Exempted Indebtedness", Dow may not, and may not permit any restricted subsidiary to, create or permit to exist any lien on any principal property, additions to principal property or shares of capital stock of any restricted subsidiary without equally and ratably securing the debt securities. This restriction will not apply to permitted liens, including:

  . liens on principal property existing at the time of its acquisition or to secure the payment of all or part of the purchase price;

  .  liens existing on the date of the indenture;

  . liens on property or shares of capital stock, or arising out of any indebtedness of any corporation existing at the time the corporation becomes or is merged into Dow or a restricted subsidiary;

  . liens which secure debt owing to Dow or a subsidiary by a restricted subsidiary;

  . liens in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to
     Section 103(b) of the Internal Revenue Code to finance all or any part of the purchase price of or the cost of construction, equipping or improving property, provided that those liens are limited to the property acquired or constructed or the improvement and to substantially unimproved real property on which the construction or improvement is located; provided further, that Dow and its restricted subsidiaries may further secure all or any part of such purchase price or the cost of construction of any improvements and personal property by an interest on additional property of Dow and restricted subsidiaries only to the extent necessary for the construction, maintenance and operation of, and access to, the property so acquired or constructed or the improvement;

  . liens arising from assignments of money due under contracts with the United States or any State, or any department, agency or political subdivision of the United States or any State;

  . liens in favor of any customer arising in respect of payments made by or on behalf of a customer for goods produced for or services rendered to customers in the ordinary course of business not exceeding the amount of those payments;

  . any extension, renewal or replacement of any lien referred to in any of the previous clauses; and

  . statutory liens, liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which can be paid without penalty or are being contested in good faith, landlord's liens on leased property, easements and liens of a similar nature as those described above.

  Limitation on Sale and Lease-Back Transactions

   Subject to the exceptions set forth below under the section of this prospectus captioned "Exempted Indebtedness", sale and lease-back transactions by Dow or any restricted subsidiary of any principal property are prohibited (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between Dow and a subsidiary or between subsidiaries) unless the net proceeds of the sale and leaseback transaction are at least equal to the fair value of the property.

  Exempted Indebtedness

   Dow or any restricted subsidiary may create or assume liens or enter into sale and lease-back transactions not otherwise permitted under the limitations on liens and sale and lease-back transactions described above, so long as at that time and after giving effect to the lien or sale and lease-back transaction, the sum of:

      (1) the aggregate outstanding indebtedness of Dow and its consolidated subsidiaries incurred after the date of the indenture and secured by the liens relating to principal property; plus

      (2) the aggregate discounted value of the obligations for rental payments in respect to the sale and lease-back transactions relating to principal property does not exceed 10% of consolidated net tangible assets.


   There are no covenants or provisions contained in the indenture which protect holders of debt securities in the event of a highly leveraged transaction.

  Certain Definitions

   The following are the meanings of terms that are important in understanding the covenants previously described:

  . "consolidated net tangible assets" means the total assets of Dow and its consolidated subsidiaries as shown on or reflected in its balance sheet, less:

     --all current liabilities, excluding current liabilities which could be classified as long-term debt under generally accepted accounting principles and current liabilities which are by their terms extendible or renewable at the obligor's option to a time more than 12 months after the time as of which the amount of current liabilities is being computed;

     --advances to entities accounted for on the equity method of accounting;
       and

     --intangible assets.

  . "intangible assets" means the aggregate value, net of any applicable reserves, as shown on or reflected in Dow's balance sheet, of:

     --all trade names, trademarks, licenses, patents, copyrights and goodwill;

     --organizational and development costs;

     --deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized; and

     --amortized debt discount and expense, less unamortized premium.

  . "principal property" means any manufacturing facility having a gross book value in excess of 1% of consolidated net tangible assets that is owned by Dow or any restricted subsidiary and located within the United States, excluding its territories and possessions and Puerto Rico, other than any facility or portion of a facility which Dow's board of directors reasonably determines is not material to the business conducted by Dow and its subsidiaries as a whole.

  .  "restricted subsidiary" means any subsidiary:

     --of which substantially all of the property of is located, and substantially all of the business is carried on, within the United States, excluding its territories and possessions and Puerto Rico; and

     --which owns or operates one or more principal properties; provided, however, restricted subsidiary shall not include a subsidiary which is primarily engaged in the business of a finance or insurance company, and branches of that finance or insurance company.

  . "subsidiary" means each corporation of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by Dow or one or more of its subsidiaries, or by Dow and one or more of its subsidiaries.

Consolidation, Merger and Sale of Assets

   Dow may not merge or consolidate or sell or convey all or substantially all of its assets unless:

  . the successor corporation is Dow or is a domestic corporation which assumes Dow's obligations on the debt securities and under the indenture; and

  . after giving effect to the transaction, Dow or the successor corporation would not be in default under the indenture.

Events of Default

   With respect to any series of debt securities, any one of the following events will constitute an event of default under the indenture:

      (1) default by Dow for 30 days in the payment of any installment of interest on the debt securities of that series;

      (2) default by Dow in the payment of any principal on the debt securities of that series;

      (3) default by Dow in the payment of any sinking fund installment;

      (4) default by Dow in the performance, or breach by Dow, of any of the covenants or warranties contained in the indenture for the benefit of the debt securities of that series which is not remedied within a period of 90 days after receipt of written notice by Dow from the trustee or the holders of not less than 25% in principal amount of the debt securities of that series then outstanding;

      (5) we commence bankruptcy or insolvency proceedings or consent to any bankruptcy relief sought against us;

      (6) we become involved in involuntary bankruptcy or insolvency proceedings and an order for relief is entered against us, if that order remains in effect for more than 60 consecutive days; or

      (7) any other event of default established in accordance with the supplemental indenture or board resolution with respect to any series of debt securities.

   No event of default described in clauses (1), (2), (3), (4) or (6) above with respect to a particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities.

   The indenture provides that if an event of default under clauses (1), (2),
(3), (4) or (6) above (but only if the event of default under clause (4) or (6) is with respect to less than all series of debt securities then outstanding) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of the series affected by the event of default, each affected series treated as a separate class, may declare the principal of all the debt securities of each affected series, together with accrued interest, to be due and payable immediately. If an Event of Default under clause (4), (5) or (6) above (but only if the event of default under clause (4) or (6) is with respect to all of the series of debt securities then outstanding) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in the aggregate principal amount of all the debt securities then outstanding, treated as one class, may declare the principal of all the debt securities, together with accrued interest, to be due and payable immediately. If prior to any judgment or decree for the payment of money due being entered or obtained, Dow delivers to the trustee an amount of money sufficient to pay all interest then due and the principal of any securities that have matured (other than through acceleration) and the trustee's expenses and Dow has cured any defaults under the Indenture, then such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be annulled by the holders of a majority in principal amount of the debt securities of the series then outstanding, each such series treated as a separate class, or all debt securities treated as one class, as the case may be, as were entitled to declare such default. In addition, past defaults may be waived by the holders of a majority in principal amount of the debt securities of the series then outstanding, each series treated as a separate class, or all debt securities treated as one class, as the case may be, as were entitled to declare such default, except a default in the payment of the principal of or interest on the debt securities or in respect of a covenant or provision of the indenture which cannot be modified or amended without the approval of the holder of each debt security so affected.

   The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of debt securities before exercising any right or power under the indenture at the request of the holders of the debt securities. The indenture also provides that the holders of a majority in principal amount of the outstanding debt securities of all series affected, each series treated as a separate class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

   The indenture requires Dow to file annually with the trustee a certificate as to the absence of any default or specifying any default that exists.

Satisfaction and Discharge of Indenture

   The indenture with respect to any series, except for the surviving obligations, including Dow's obligation to compensate the trustee and to pay the principal of and interest on the debt securities of that series, will be discharged and canceled upon the satisfaction of specified conditions, including:

  .  payment of all the debt securities of that series; or

  . the deposit with the trustee of cash or U.S. government obligations or a combination of cash or U.S. government obligations sufficient for the payment or redemption in accordance with the indenture and the terms of the debt securities of that series.

Modification and Waiver

   Dow and the trustee may modify and amend the indenture with the consent of the holders of more than 50% of the principal amount of the outstanding debt securities of each series which is affected. No supplemental indenture may, without the consent of the holders of all outstanding debt securities:

  . extend the final maturity of, reduce the rate or extend the time of payment of interest on, reduce the principal amount of, or reduce any amount payable on any redemption of, any debt securities without the consent of the holder of each debt security affected; or

  . reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture.

Governing Law

   The indenture and the debt securities are governed by and construed in accordance with the laws of the State of New York.

Information About the Trustee

   Dow maintains banking relationships in the ordinary course of business with the trustee. The trustee's principal corporate trust office is located at 1 Bank One Plaza, Chicago, Illinois 60670-0126. The trustee's principal office in New York City is located at 153 West 51st Street, New York, New York 10019.

                      DESCRIPTION OF WARRANTS TO PURCHASE
                        COMMON STOCK OR PREFERRED STOCK

   Dow may issue, alone or together with common stock or preferred stock, stock warrants for the purchase of common stock or preferred stock. The stock warrants will be issued under a stock warrant agreement to be entered into between Dow and a bank or trust company, as stock warrant agent, at the time of issue. A copy of the form of the stock warrant agreement and the stock warrant certificate for both common stock and preferred stock is filed as an exhibit to the registration statement of which this prospectus is a part. The following summary of the material provisions of the stock warrant agreement and the stock warrant certificate does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the stock warrant agreement and the stock warrant certificate, including the defined terms.

General

   A prospectus supplement will describe the terms of the stock warrants offered, the stock warrant agreement relating to the stock warrants and the stock warrant certificates representing the stock warrants, including the following:

  .  the offering price, if any;

  . the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the stock warrants;

  . if applicable, the date on and after which the stock warrants and the related securities will be separately transferable;

  . the number of shares of common stock or preferred stock that may be purchased upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

  . the date on which the right to exercise the stock warrants will begin and the date on which the right will expire;

  .  a discussion of material U.S. federal income tax considerations;

  .  the call provisions, if any;

  . the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

  .  the antidilution provisions of the stock warrants; and

  .  any other terms of the stock warrants.

   The shares of common stock or preferred stock to be issued upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

Exercise of Stock Warrants

   Stock warrants may be exercised by surrendering to the stock warrant agent the stock warrant certificate with the form of election to purchase on the reverse side of the certificate duly completed and signed by the warrant holder, or its duly authorized agent, with the signature guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. The form of election should indicate the warrant holder's election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the prospectus supplement. The payment should be made in U.S. dollars, unless otherwise provided in the prospectus supplement. Upon the stock warrant agent's receipt of the surrendered stock warrant certificates and payment of the aggregate exercise price of the stock warrants, the stock warrant agent will request that the transfer agent issue and deliver to or upon the written order of the exercising warrant holder, a certificate stating the number of shares of common stock or preferred stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent will deliver to the exercising warrant holder a new stock warrant certificate representing the unexercised stock warrants.

No Rights as Stockholders

   Holders of stock warrants, by virtue of being holders, will not be entitled to vote, consent, receive dividends, receive notice as shareholder with respect to any meeting of stockholders for election of directors of Dow or any other matter, or exercise any rights whatsoever as stockholders of Dow.

                         DESCRIPTION OF DEBT WARRANTS

   Dow may issue, alone or together with debt securities, debt warrants for the purchase of debt securities. The debt warrants will be issued under debt warrant agreements to be entered into between Dow and a bank or trust company, as debt warrant agent, at the time of issue. A copy of the form of the debt warrant agreement and debt warrant certificate is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The following summary of certain provisions of the debt warrant agreement and the debt warrant certificates does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the debt warrant agreement and the debt warrant certificates, including the defined terms.

General

   A prospectus supplement will describe the terms of the debt warrants offered, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

  . the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

  . the designation and terms of any related debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

  . the date, if any, on and after which the debt warrants and the related debt securities may be separately transferred;

  . the principal amount of debt securities purchasable upon exercise of debt warrants and the price at which the principal amount of debt securities may be purchased upon exercise;

  . the date on which the right to exercise the debt warrants shall commence and the date on which the right shall expire;

  . if the debt securities purchasable upon exercise of the debt warrants are original issue discount debt securities, a discussion of the material Federal income tax considerations applicable to the debt securities; and

  . whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

   Debt warrant certificates may be exchanged for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement.

No Rights as Holders of Debt Securities

   Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon the exercise of debt warrants (except to the extent that consent of holders of debt warrants may be required for modifications of the terms of the indenture pursuant to the terms of the applicable warrant agreement and a series of debt securities issuable upon exercise of the debt warrants). In addition, holders of debt warrants will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the debt securities purchasable upon exercise.

Exercise of Debt Warrants

   Each debt warrant will entitle the holder to purchase for cash the principal amount of debt securities at the exercise price set forth or to be determined as set forth in the prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, unexercised debt warrants will become void.

   Debt warrants may be exercised in the manner set forth in the prospectus supplement. Upon receipt of payment and the properly completed and duly executed warrant certificate at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, Dow will, as soon as practicable, forward the debt securities purchased upon any exercise. If less than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

                             PLAN OF DISTRIBUTION

   Dow may sell the securities:

  .  directly to purchasers, or

  .  through agents, underwriters, or dealers, or

  .  through a combination of any of these methods of sale.

   Dow may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

   Dow may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. Dow will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this prospectus.

   Dow may designate agents to solicit offers to purchase the securities from time to time. These agents may be deemed to be underwriters, as defined in the Securities Act of 1933, involved in the offer or sale of the securities. The prospectus supplement will name the agents and any commissions Dow pays them. Agents may be entitled to indemnification by Dow against certain liabilities, including liabilities under the Securities Act of 1933, under agreements between Dow and the agents, and the agents or their affiliates may extend credit to or engage in transactions with or perform services for Dow in the ordinary course of business. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

   If Dow uses any underwriters in the sale of any of the securities, Dow will enter into an underwriting agreement with them at the time of sale and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement that the underwriters use to make resales of the securities. The underwriters may be entitled under the relevant underwriting agreement to indemnification by Dow against certain liabilities, including liabilities under the Securities Act of 1933, and the underwriters or their affiliates may extend credit to or engage in transactions with or perform services for Dow in the ordinary course of business.

   If Dow uses dealers in the sale of the securities, Dow will sell the securities to those dealers, as principal. The dealers may then resell the securities to the public at varying prices to be determined by them at the time of resale. Dealers may be entitled to indemnification by Dow against certain liabilities, including liabilities under the Securities Act of 1933, and the dealers or their affiliates may extend credit to or engage in transactions with or perform services for Dow in the ordinary course of business.

   Shares of Dow common stock are principally traded on the New York Stock Exchange. Shares of Dow common stock also are listed on the Chicago, Pacific, Amsterdam, Berlin, Brussels, Dusseldorf, Frankfurt, Hamburg, Hannover, London, Paris, Switzerland and Tokyo exchanges and are traded on the Toronto, Boston, Cincinnati and Philadelphia Exchanges. Other than the common stock and unless otherwise disclosed in the applicable prospectus supplement, Dow does not propose to list the offered securities on a securities exchange, and any underwriters or dealers will not be obligated to make a market in the offered securities. Dow may elect to list any series of offered securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, Dow will not be obligated to do so. Dow can give no assurance as to the liquidity of the trading market for any of the offered securities.

                                 LEGAL MATTERS

   The validity of the securities offered by this prospectus will be passed upon for Dow by Charles J. Kalil, Dow's Assistant General Counsel and for any underwriters or agents by Mayer, Brown, Rowe & Maw, Chicago, Illinois. As of May 31, 2002, Mr. Kalil beneficially owned 6,794 shares of Dow common stock, and held options to purchase 77,050 shares of Dow common stock, of which options to purchase 47,966 shares of Dow common stock were exercisable. The opinions of Mr. Kalil and Mayer, Brown, Rowe & Maw may be conditioned upon and may be subject to assumptions regarding, future action required to be taken by Dow and any underwriter(s), dealer(s) or agent(s) in connection with the issuance and sale of any securities. The opinions of Mr. Kalil and Mayer, Brown, Rowe & Maw with respect to securities may be subject to other conditions and assumptions, as indicated in the prospectus supplement. Mayer, Brown, Rowe & Maw from time to time represents Dow in connection with certain matters.

                                    EXPERTS

   The Dow consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference to Dow's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for derivative instruments and hedging activities to conform to Statement of Financial Accounting Standards No. 133), and have been so incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing. The consolidated balance sheet of Union Carbide Corporation ("Union Carbide") and subsidiaries as of December 31, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2000 (not presented separately therein) incorporated in this registration statement by reference to Dow's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by KPMG LLP, independent auditors to Union Carbide prior to the merger of Union Carbide and a wholly owned subsidiary of Dow. Such consolidated financial statements have been so incorporated in reliance upon the report of KPMG LLP, given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   Dow files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information relating to the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

   The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Dow, that file electronically with the Commission. The address of that site is http://www.sec.gov.

   You can also inspect reports, proxy statements and other information about Dow at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The Commission allows Dow to "incorporate by reference" information into this prospectus. This means that Dow can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

   This prospectus incorporates by reference the documents listed below that Dow has previously filed with the Commission. The documents contain important information about Dow and Dow's financial condition.

         Dow's Filings with the Commission            Period
         ---------------------------------            ------
          Annual Report on Form 10-K...... Year ended December 31, 2001
          Quarterly Reports on Form 10-Q.. Quarter ended March 31, 2002
                                           Quarter ended June 30, 2002
          Current Reports on Form 8-K..... January 3, 2002
                                           January 31, 2002
                                           April 25, 2002
                                           July 25, 2002
                                           August 13, 2002
                                           August 26, 2002

   Dow also incorporates by reference any future filings it makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of the filing of this registration statement and before its effectiveness and (2) until Dow has sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Dow's subsequent filings with the Securities and Exchange Commission will automatically update and supersede information in this prospectus.

   You may obtain a copy of any of the documents incorporated by reference in this registration statement at no cost by writing to or telephoning Dow at the following address and telephone number:

                       Office of the Corporate Secretary
                           The Dow Chemical Company
                                2030 Dow Center
                            Midland, Michigan 48674
                            Telephone: 989-636-1792

   Dow has not authorized anyone to give any information or make any representation about Dow that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this registration statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

                              PRINCIPAL OFFICE OF
                           THE DOW CHEMICAL COMPANY

                                2030 Dow Center
                            Midland, Michigan 48674
                                    U.S.A.

                             TRUSTEE AND REGISTRAR

                         Bank One Trust Company, N.A.
                               1 Bank One Plaza
                            Chicago, Illinois 60670
                                    U.S.A.

                    PAYING AND TRANSFER AGENT IN LUXEMBOURG

                      Credit Agricole Indosuez Luxembourg
                               39 Allee Schoffer
                               L-2520 Luxembourg

                                 LISTING AGENT

                    Kredietbank S.A. Luxembourgeoise, S.A.
                          43, Boulevard Royal L-2955
                       Luxembourg R.C. Luxembourg B-6395

                                LEGAL ADVISORS

                To The Dow Chemical
                     Company:             To the Underwriters:
                 Charles J. Kalil       Mayer, Brown, Rowe & Maw
             Assistant General Counsel 190 South LaSalle Street The Dow Chemical Company Chicago, Illinois 60603
              Midland, Michigan 48674            U.S.A.
                      U.S.A.

                                   AUDITORS

                             Deloitte & Touche LLP
                                   Suite 400
                             3320 Ridgecrest Drive
                            Midland, Michigan 48674
                                    U.S.A.

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